Exhibit 4.2

SEQUENOM, INC.

AS ISSUER

5.00% CONVERTIBLE EXCHANGE SENIOR NOTES DUE 2018

First Supplemental Indenture

Dated as of September 7, 2016

to Indenture

Dated as of June 9, 2015

WELLS FARGO BANK, NATIONAL ASSOCIATION

AS TRUSTEE

FIRST SUPPLEMENTAL INDENTURE dated as of September 7, 2016 (this “Supplemental Indenture”), by and between Sequenom, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”), supplementing the Indenture, dated as of June 9, 2015 (the “Indenture”), between the Company and the Trustee.

W I T N E S S E T H:

WHEREAS, the Company and the Trustee are parties to the Indenture, pursuant to which the Company issued its 5.00% Convertible Exchange Senior Notes due 2018 (each, a “Note” and, collectively, the “Notes”);

WHEREAS, the Company entered into an Agreement and Plan of Merger, dated as of July 26, 2016 (the “Merger Agreement”), by and among the Company, Laboratory Corporation of America Holdings, a Delaware corporation (“LabCorp”), and Savoy Acquisition Corp., a Delaware corporation and direct wholly owned subsidiary of LabCorp (“Purchaser”);

WHEREAS, pursuant to the Merger Agreement, on August 9, 2016, the Purchaser commenced a cash tender offer (the “Offer”) to purchase all of the outstanding shares of Common Stock of the Company, including all associated preferred stock purchase rights under that certain Rights Agreement dated as of March 3, 2009, between the Company and American Stock Transfer and Trust Company, LLC (such rights together with such Common Stock, the “Shares”) for $2.40 per Share (the “Offer Price”), net to the seller in cash, without interest thereon and subject to any applicable tax withholding, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 9, 2016, as amended, and Letter of Transmittal relating to the Offer;

WHEREAS, following the completion of the Offer and pursuant to the Merger Agreement, substantially simultaneously with the execution hereof, Purchaser merged with and into the Company (the “Merger”) with the Company surviving the Merger as a wholly owned subsidiary of LabCorp;

WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions therein, each Share not purchased pursuant to the Offer and outstanding immediately prior to the effective time of the Merger (other than issued and outstanding Shares (i) owned by LabCorp, Purchaser or the Company, which Shares will be cancelled and retired and will cease to exist or (ii) held by a holder who properly demands appraisal for such Shares in accordance with Section 262 of the Delaware General Corporation Law), by virtue of the Merger and without any action on the part of the holder thereof, will be cancelled and converted into the right to receive an amount in cash, payable to the holder thereof, equal to the Offer Price;

WHEREAS, in connection with the foregoing, the Merger constitutes a Merger Event under the Indenture and Section 10.08(a) of the Indenture provides that the Company shall execute and deliver to the Trustee a supplemental indenture pursuant to Section 9.03 of the Indenture providing that, at and after the effective time of such Merger Event the right to convert each $1,000 principal amount of Notes into shares of Common Stock and cash in lieu of fractional shares of Common Stock will be changed into the right to convert such principal amount of Notes into a number of Units of Reference Property initially equal to the Conversion Rate in effect prior to the effective time of the Merger Event and an amount of cash in lieu of any fractional Unit of Reference Property equal to the product of (i) such fractional Unit of Reference Property and (ii) the Last Reported Sale Price of a Unit of Reference Property on the applicable Conversion Date;

WHEREAS, this Supplemental Indenture has not resulted in a material modification of the Notes for the purposes of the Foreign Account Tax Compliance Act;

WHEREAS, the Company desires that the Trustee join with it in the execution and delivery of this Supplemental Indenture, and in accordance with Sections 7.02(b), 9.03, 10.08(a), 12.03 and 12.04 of the Indenture, has delivered an Officer’s Certificate and Opinion of Counsel to the Trustee responsive to and in compliance with the matters stated therein; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture have been complied with or have been done or performed by the Company.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company and the Trustee agree as follows for the equal and ratable benefit of each other and the Holders of the Notes:

ARTICLE 1

DEFINITIONS

Section 1.01 General.

Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

Section 1.02 Reference Property.

In accordance with Section 10.08(a) of the Indenture and pursuant to the terms of the Merger, a “Unit of Reference Property” shall mean $2.40 in cash, and “Last Reported Sale Price of a Unit of Reference Property” shall mean $2.40 in cash.

ARTICLE 2

EFFECT OF MERGER ON CONVERSION

Section 2.01 Effect of Merger on Conversion.

In accordance with Section 10.08(a) of the Indenture, at and after the effective time of the Merger, for all conversions that occur after the effective time of the Merger, the right to convert each $1,000 principal amount of Notes into shares of Common Stock and cash in lieu of fractional shares of Common Stock will be changed into the right to convert such principal amount of Notes into a number of Units of Reference Property initially equal to the Conversion Rate in effect prior to the effective time of the Merger Event and an amount of cash in lieu of any fractional Unit of Reference Property equal to the product of (i) such fractional Unit of Reference Property and (ii) the Last Reported Sale Price of a Unit of Reference Property on the applicable Conversion Date.

ARTICLE 3

MISCELLANEOUS

Section 3.01 Effectiveness; Construction.

This Supplemental Indenture shall become effective upon its execution and delivery by the Company and the Trustee and as of the date hereof. Upon such effectiveness, the Indenture shall be modified in accordance herewith. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby. The Indenture and this Supplemental Indenture shall henceforth be read and construed together.

Section 3.02 Indenture Remains in Full Force and Effect.

Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 3.03 Trustee Matters.

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The Trustee accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth therein, as supplemented hereby. The Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The recitals contained in this Supplemental Indenture shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 3.04 Headings.

The headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof, and will not modify or restrict any of the terms or provisions hereof.

Section 3.05 Successors.

All agreements of the Company and the Trustee in this Supplemental Indenture will bind their respective successors.

Section 3.06 Separability Clause.

In case any provision in this Supplemental Indenture will be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 3.07 Benefits of Supplemental Indenture.

Nothing in this Supplemental Indenture, expressed or implied, will give to any Person, other than the parties hereto, any Paying Agent, Conversion Agent, Registrar, and their successors hereunder, and the Holders any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

Section 3.08 Governing Law and Waiver of Jury Trial.

THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT REGARD TO CHOICE OF LAWS OR CONFLICTS OF LAWS PROVISIONS THEREOF THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 3.09 Multiple Originals.

The parties may sign any number of copies of this Supplemental Indenture. Each signed copy will be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission will constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF will be deemed to be their original signatures for all purposes.

[Signature Page Follows]

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IN WITNESS WHEREOF, Sequenom, Inc. has caused this Supplemental Indenture to be duly executed as a deed the day and year first before written.

SEQUENOM, INC., as Issuer

By:	/s/ F. Samuel Eberts III
Name:	F. Samuel Eberts III
Title:	Chairman, President and Secretary

[Signature Page – First Supplemental Indenture (2018 Notes)]

IN WITNESS WHEREOF, the undersigned, being duly authorized, has executed this Supplemental Indenture as of the day and year first before written.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee, Paying Agent, Registrar and Conversion Agent

By:	/s/ Stefan Victory
Name:	Stefan Victory
Title:	Vice-President

[Signature Page – First Supplemental Indenture (2018 Notes)]